Exhibit 4.1

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY U.S. STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

WARRANT NO. CS2023-[●]	NUMBER OF SHARES: [●]
DATE OF ISSUANCE: April 3, 2023	(subject to adjustment hereunder)
EXPIRATION DATE: April 3, 2026

WARRANT TO PURCHASE SHARES
OF COMMON STOCK OF
TRANSPHORM, INC.

This Warrant is issued to [●], or its registered assigns (including any successors or assigns, the “Warrantholder”), in connection with that certain letter agreement, dated as of March 31, 2023, by and among Transphorm, Inc., a Delaware corporation (the “Company”), and the Warrantholder (the “Letter Agreement”).

1.EXERCISE OF WARRANT.

(a)    Number and Exercise Price of Warrant Shares; Expiration Date. Subject to the terms and conditions set forth herein, the Warrantholder is entitled to purchase from the Company up to [●] shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) (as adjusted from time to time pursuant to the provisions of this Warrant) (the “Warrant Shares”), at a purchase price of $5.00 per share (the “Exercise Price”), on or before 5:00 p.m. New York City time on April 3, 2026 (the “Expiration Date”) (subject to earlier termination of this Warrant as set forth herein).

(b)    Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 1(a) above, the Warrantholder may exercise this Warrant in accordance with Section 6 herein, by either:

(i)    wire transfer to the Company or cashier’s check drawn on a United States bank made payable to the order of the Company, or

(ii)    exercising of the right to credit the Exercise Price against the Fair Market Value (as defined below) of the Warrant Shares on the date of exercise (the “Net Exercise”) pursuant to Section 1(c).

Notwithstanding anything herein to the contrary, the Warrantholder shall not be required to physically surrender this Warrant to the Company until the Warrantholder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Warrantholder shall surrender this Warrant to the Company for cancellation within three trading days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Warrantholder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases.

(c)     Net Exercise. If the Company shall receive written notice from the Warrantholder at the time of exercise of this Warrant that the holder elects to Net Exercise the Warrant, the Company shall deliver to such Warrantholder (without payment by the Warrantholder of any exercise price in cash) that number of Warrant Shares computed using the following formula:

X=	Y (A - B)
A
Where

X =	The number of Warrant Shares to be issued to the Warrantholder.

Y =	The number of Warrant Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation).

A =	The Fair Market Value of one share of Common Stock (at the date of such calculation).

B =	The Exercise Price (as adjusted hereunder to the date of such calculations).

The “Fair Market Value” of one share of Common Stock as of a particular date shall be determined as follows: (i) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the Common Stock on such exchange over the thirty (30) day period ending two business days prior to the date of Net Exercise; (ii) if traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) of the Common Stock over the thirty (30) day period ending two business days prior to the date of Net Exercise; or (iii) if fair market value cannot be calculated as of such date on either of the foregoing bases, the price determined in good faith by the Company’s Board of Directors. For the avoidance of doubt, “the date of Net Exercise” shall be the date the Warrantholder’s written notice has been given to the Company pursuant to Section 11 hereof.

(d)    Deemed Exercise. In the event that immediately prior to the close of business on the Expiration Date, the Fair Market Value of one share of Common Stock (as determined in accordance with Section 1(c) above) is greater than the then applicable Exercise Price, this Warrant shall be deemed to be automatically exercised on a Net Exercise issue basis pursuant to Section 1(c) above, and the Company shall deliver the applicable number of Warrant Shares to the Warrantholder pursuant to the provisions of Section 1(c) above and this Section 1(d); provided that if Warrantholder provides prior written notice to the Company that it does not want this Warrant to be exercised pursuant to this Section 1(d), the terms of this Section 1(d) shall not apply and the Warrant shall not be deemed to be automatically exercised.

(e)    [Limitations on Exercise.

(i)    Notwithstanding anything to the contrary herein, the Company shall not effect any exercise of this Warrant, and the Warrantholder shall not be entitled to exercise this Warrant for a number of Warrant Shares in excess of that number of Warrant Shares which, upon giving effect or immediately prior to such exercise, would cause (i) the aggregate number of shares of Common Stock beneficially owned by the Warrantholder, its Affiliates (as defined below)

and any Persons (as defined below) who are members of a Section 13(d) group with such Warrantholder or its Affiliates to exceed 9.99% (the “Maximum Percentage”) of the total number of issued and outstanding shares of Common Stock of the Company following such exercise, or (ii) the combined voting power of the securities of the Company beneficially owned by the Warrantholder and its Affiliates and any other Persons who are members of a Section 13(d) group with such Warrantholder or its Affiliates to exceed the Maximum Percentage of the combined voting power of all of the securities of the Company then outstanding following such exercise. For purposes of this paragraph, beneficial ownership and whether a Warrantholder is a member of a Section 13(d) group shall be calculated and determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended and the rules promulgated thereunder. For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Warrantholder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of the Warrantholder, the Company shall within three (3) Trading Days (as defined below) confirm in writing or by electronic mail to the Warrantholder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Warrantholder since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Warrantholder may from time to time increase or decrease the Maximum Percentage to any other percentage, not in excess of 19.99%, specified in such notice; provided that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. For purposes of this Section 1(e), the aggregate number of shares of Common Stock or voting securities beneficially owned by the Warrantholder and its Affiliates and any other Persons who are members of a Section 13(d) group with such Warrantholder or its Affiliates shall include the shares of Common Stock issuable upon (x) the exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon exercise of the remaining unexercised and non-cancelled portion of this Warrant by the Warrantholder and (y) the exercise or conversion of the unexercised, non-converted or non-cancelled portion of any other securities of the Company that do not have voting power (including without limitation any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including without limitation any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock), but excluding such shares underlying such instrument which is subject to a limitation on conversion or exercise analogous to the limitation contained herein.

(ii)    This Section 1(e) shall not restrict the number of shares of Common Stock which a Warrantholder may receive or beneficially own in order to determine the amount of securities or other consideration that such Warrantholder may receive in the event of any reclassification, capital reorganization or change in the capital stock of the Company as contemplated in Section 2(a)(ii) of this Warrant.

(iii)    For purposes of this Warrant, the following terms shall have the following meanings:

(1)    “Affiliate” means any Person directly or indirectly controlled by, controlling or under common control with, a Warrantholder, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means, with respect to a Person, possession, direct or indirect, of (a) the power to direct or cause direction of the management and policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (b) at least 50% of the voting securities (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests.

(2)    “Person” means any natural person or legal entity.

(3)    “Trading Day” means a day on which the Common Stock is traded on a Trading Market.

(4)    “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).]1

2.    CERTAIN ADJUSTMENTS.

(a)    Adjustment of Number of Warrant Shares and Exercise Price. The number and kind of Warrant Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(i)    Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the Date of Issuance (as first above written) but prior to the Expiration Date subdivide its shares of capital stock of the same class as the Warrant Shares, by split-up or otherwise, or combine such shares of capital stock, or issue additional shares of capital stock as a dividend with respect to any shares of such capital stock, the number of Warrant Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Warrant Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 2(a)(i) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(ii)    Reclassification, Reorganizations and Consolidation. In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 2(a)(i) above) that occurs after the Date of Issuance, then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Warrantholder, so that the Warrantholder shall thereafter have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and/or other securities or property (including, if applicable, cash) receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Warrant Shares by the Warrantholder immediately prior to such reclassification, reorganization or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Warrantholder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price payable hereunder, provided the aggregate Exercise Price shall remain the same (and, for the avoidance of doubt, this Warrant shall be exclusively exercisable for such shares of stock and/or other securities or property from and after the consummation of such reclassification or other change in the capital stock of the Company).

(b)    Statement of Adjustment. Whenever the Exercise Price or number or type of securities issuable upon exercise of this Warrant is adjusted, as herein provided, the Company shall, at its expense, promptly deliver to the Warrantholder a certificate of an officer of the Company setting forth the nature of such adjustment and showing in reasonable detail the facts upon which such adjustment is based.

3.    NO FRACTIONAL SHARES. No fractional Warrant Shares or scrip representing fractional shares will be issued upon exercise of this Warrant. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the Fair Market Value of one Warrant Share.

4.    NO STOCKHOLDER RIGHTS. Until the exercise of this Warrant or any portion of this Warrant, the Warrantholder shall not have, nor exercise, any rights as a stockholder of the Company with respect to the Warrant Shares or this Warrant (including without limitation the right to notification of stockholder meetings or the right to receive any notice or other communication concerning the business and affairs of the Company).

5.    RESERVATION OF STOCK. The Company covenants that during the period this Warrant is exercisable, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares of Common Stock (or other securities, if applicable) to provide for the issuance of Warrant Shares (or other securities) upon the exercise of this Warrant.

6.    MECHANICS OF EXERCISE. This Warrant may be exercised by the holder hereof, in whole or in part, by delivering to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Warrantholder at the address of the Warrantholder appearing on the books of the Company) a completed and duly executed copy of the Notice of Exercise in the form attached hereto as Exhibit A by mail or email attachment together with payment in full of the Exercise Price (unless the Warrantholder has elected to Net Exercise) then in effect with respect to the number of Warrant Shares as to which the Warrant is being exercised. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of the delivery to the Company of the Notice of Exercise, as provided above, and the person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. The Company shall, as promptly as practicable, and in any event by the end of the day on the date that is three trading days from the delivery to the Company of the Notice of Exercise and payment of the aggregate Exercise Price (unless exercised by means of a cashless exercise pursuant to Section 1(c)), instruct the transfer agent for the Common Stock to record the issuance of Warrant Shares purchased hereunder to the Warrantholder in book-entry form pursuant to the transfer agent’s regular procedures. The Warrant Shares shall be deemed to have been issued, and the holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised, with payment to the Company of the Exercise Price (or by Net Exercise) and all taxes required to be paid by the holder, if any, prior to the issuance of such shares, having been paid.

7.    COMPLIANCE WITH SECURITIES LAWS; RESTRICTIVE LEGEND.

(a)    The Warrantholder hereby represents: (i) that this Warrant and any securities to be acquired by the Warrantholder on exercise of the Warrant will be acquired for investment for the Warrantholder’s own account and not with a view to the resale or distribution of any part thereof, and (ii) that the Warrantholder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In addition, as a condition of its delivery of certificates for the Common Stock, the Company will require the Warrantholder to deliver to the Company representations regarding the Warrantholder’s sophistication, investor status, investment intent, acquisition for its own account and such other matters as are reasonable and customary for purchasers of securities in an unregistered private offering as set forth in the form of Notice of Exercise attached hereto as Exhibit A.

(b)    The Warrantholder understands that this Warrant and the Warrant Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations this Warrant and the Warrant Shares may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Warrantholder represents that it is (i) aware that the Company is a former shell company, (ii) familiar with Rule 144 under the Securities Act, as presently in effect, and (iii) understands the resale limitations imposed thereby and by the Securities Act.

(c)    Prior and as a condition to the sale or transfer of the Warrant Shares issuable upon exercise of this Warrant, the Warrantholder shall furnish to the Company such certificates, representations, agreements and other information as the Company, the Company’s counsel or the Company’s transfer agent reasonably may require to confirm that such sale or transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, or pursuant to an effective registration statement. In connection with the sale or transfer of Warrant Shares that is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, or pursuant to an effective registration statement, the Company shall provide to the transfer agent at the Company’s cost and expense such opinions of Company’s counsel, or other counsel reasonably acceptable to the Company, as the transfer agent may request to effect such sale or transfer of the Warrant Shares.

(d)    The Warrantholder acknowledges that the Company may place a restrictive legend, in substantially the form set forth in the Letter Agreement, on the Warrant Shares issuable upon exercise of this Warrant in order to comply with applicable securities laws, and the Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

8.    REPLACEMENT OF WARRANT. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

9.    TRANSFERS; EXCHANGES.

(a)    Subject to compliance with applicable federal and state securities laws and Section 7 hereof, this Warrant may be transferred by the Warrantholder with respect to any or all of the Warrant Shares purchasable hereunder. For a transfer of this Warrant as an entirety by the Warrantholder, upon surrender of this Warrant to the Company, together with the Notice of Assignment in the form attached hereto as Exhibit B duly completed and executed on behalf of the Warrantholder, the Company shall issue a new Warrant of the same denomination to the assignee. For a transfer of this Warrant with respect to a portion of the Warrant Shares purchasable hereunder, upon surrender of this Warrant to the Company, together with the Notice of Assignment in the form attached hereto as Exhibit B duly completed and executed on behalf of the Warrantholder, the Company shall issue a new Warrant to the assignee, in such denomination as shall be requested by the Warrantholder, and shall issue to the Warrantholder a new Warrant covering the number of shares in respect of which this Warrant shall not have been transferred.

(b)    This Warrant is exchangeable, without expense, at the option of the Warrantholder, upon presentation and surrender hereof to the Company for other warrants of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder. This Warrant may be divided or combined with other warrants that carry the same rights upon presentation hereof at the principal office of the Company together with a written notice specifying the denominations in which new warrants are to be issued to the Warrantholder and signed by the Warrantholder hereof. The term “Warrants” as used herein includes any warrants into which this Warrant may be divided or exchanged.

10.    APPLICABLE LAW. This Warrant shall be governed by and construed in accordance with the internal laws of the State of New York, without the application of principles of conflicts of laws that would result in any law other than the laws of the State of New York.

11.    NOTICE. Any notices required or permitted to be given hereunder will be in writing and may be served personally or by mail, including by email; and if served will be addressed as follows:

If to the Company: Transphorm, Inc.
75 Castilian Drive
Goleta, CA 93117
Attn: Primit Parikh and Cameron McAulay
Email: pparikh@transphormusa.com and cmcaulay@transphormusa.com with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati P.C.
650 Page Mill Road
Palo Alto, CA 94304
Attn: Erika Muhl
Email: emuhl@wsgr.com

If to the Warrantholder: [●]
[Address]
[Address]
Attn: [●]
Email: [●]

with a copy (which shall not constitute notice) to:

[●]
[Address]
[Address]
Attn: [●]
Email: [●]

Any notice so given by mail will be deemed effectively given 48 hours after mailing when deposited in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed as specified above. Any notice given by messenger or courier service, will be deemed effectively given when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier). Any notice given by email must be accompanied by confirmation of receipt, and will be deemed effectively given upon confirmation of such receipt. Any party may by written notice to the other specify a different address for notice purposes.

IN WITNESS WHEREOF, this Warrant is issued effective as of the date first set forth above.

TRANSPHORM, INC.

By:
Name: Cameron McAulay
Title: Chief Financial Officer

AGREED AND ACKNOWLEDGED,

[WARRANTHOLDER]

By:

Name:

Title:

[1] Included at the option of the Warrantholder.

EXHIBIT A

NOTICE OF EXERCISE
(To be signed only upon exercise of Warrant)

To: Transphorm, Inc.

1.    The undersigned, the Warrantholder of the attached Warrant No. CS2023-[●], hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, shares of Common Stock of Transphorm, Inc. as follows (choose one):

¨ Exercise for Cash. Pursuant to Section 1(b)(i) of the Warrant, the Warrantholder hereby elects to exercise the Warrant for cash and tenders payment herewith (or has made a wire transfer) to the order of Transphorm, Inc. in the amount of $_____________.
¨ Net Exercise. Pursuant to Section 1(b)(ii) of the Warrant, the Warrantholder hereby elects to Net Exercise the Warrant.

2.    The undersigned requests that the certificates or book entry position evidencing the shares to be acquired pursuant to such exercise be issued in the name of, and delivered to, the following:

Name:
Address:

Email:
SSN:

3.    The undersigned understands, agrees and recognizes that:

(a)    No federal or state agency has made any finding or determination as to the fairness of the investment or any recommendation or endorsement of the securities.

(b)    All certificates or book entry positions evidencing the shares of Common Stock may bear a legend substantially similar to the legend set forth in Section 7 of the Warrant regarding resale restrictions.

4.    By its signature below the undersigned hereby represents and warrants that it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and agrees to be bound by the terms and conditions of the attached Warrant as of the date hereof.

Dated: _________________

(Signature must conform in all respects to name of the Warrantholder as specified on the face of the Warrant)

Signature:____________________________________
By:_________________________________________
Its:__________________________________________

EXHIBIT B

NOTICE OF ASSIGNMENT FORM

FOR VALUE RECEIVED, [_____________] (the “Assignor”) hereby sells, assigns and transfers all of the rights of the undersigned Assignor under the attached Warrant with respect to the number of shares of Common Stock of Transphorm, Inc. (the “Company”) covered thereby set forth below, to the following “Assignee” and, in connection with such transfer, represents and warrants to the Company that the transfer is in compliance with Section 7 of the Warrant and applicable federal and state securities laws:

	NAME OF ASSIGNEE		ADDRESS/ FAX NUMBER

Number of shares:

Dated:		Signature:

Witness:

ASSIGNEE ACKNOWLEDGMENT

The undersigned Assignee acknowledges that it has reviewed the attached Warrant and by its signature below it hereby represents and warrants that it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and agrees to be bound by the terms and conditions of the Warrant as of the date hereof, including Section 7 thereof.

Signature:

By:
Its:

Address: